                                                                 EXHIBIT h(4)(a)


                            MEMORANDUM OF AGREEMENT


     This Memorandum of Agreement is entered into as of this 29th day of July, 1999 between Tax-Free Investments Co. (the "Company"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Distributors, Inc. ("AIM").

     For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AIM agree as follows:

     The Company and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive Rule 12b-1 distribution plan payments at the rates set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Company nor AIM may remove or amend the waivers to the Company's detriment prior to the date set forth on Exhibit "A." AIM will not have any right to reimbursement of any amount so waived.

     The Company and AIM agree to review the then-current waivers for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers should be amended, continued or terminated. Unless the Company, by vote of its Board of Directors, or AIM terminates the waivers, or the Company and AIM are unable to reach an agreement on the amount of the waivers to which the Company and AIM desire to be bound, the waivers will continue for additional one-year terms at the rate to which the Company and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Company and AIM agree to be bound.

     IN WITNESS WHEREOF, the Company and AIM have entered into this Memorandum of Agreement as of the date first above written.



                              Tax-Free Investments Co.,
                              on behalf of each Fund listed in Exhibit "A" to this Memorandum of Agreement



                              By:  /s/ ROBERT H. GRAHAM
                                   -------------------
                              Title:  President
                                      -----------------------------------



                              A I M Distributors, Inc.



                              By:  /s/ MICHAEL J. CEMO
                                   ------------------------

                              Title:  President
                                      -----------------------------------

                                  EXHIBIT "A"
                                  -----------

                            TAX-FREE INVESTMENTS CO.


FUND                                           WAIVER                              COMMITTED UNTIL
----                                           ------                              ---------------
Cash Reserve Portfolio


     Personal Investment Class         0.25% of Rule 12b-1 distribution             June 30, 2000
                                       plan payments on average net
                                       assets

     Private Investment Class          0.25% of Rule 12b-1 distribution             June 30, 2000
                                       plan payments on average net
                                       assets

     Cash Management                   0.02% of Rule 12b-1 distribution             June 30, 2000
     Class                             plan payments on average net
                                       assets


     Resource Class                    0.04% of Rule 12b-1 distribution             June 30, 2000
                                       plan payments on average net
                                       assets

     Reserve Class                     0.20% of Rule 12b-1 distribution             June 30, 2000
                                       plan payments on average net
                                       assets